UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified In Its Charter)
Sellers Capital Master Fund, Ltd.
Sellers Capital LLC

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Media Contact:	Stefan Prelog
Walek & Associates
212-590-0523
sprelog@walek.com
Reissued to correct an error in previous version
Sellers Capital Believes Premier Exhibitions’ Earnings Release Shows
Continued Deterioration of Financial Condition and Core Business
Premier Discloses Near-Term Need for Financing
CHICAGO, January 6, 2009 — Sellers Capital LLC (Sellers Capital), the largest shareholder of Premier Exhibitions, Inc. (Premier) (PRXI), representing approximately 16.3% of the outstanding shares, believes Premier’s earnings release issued today shows that the company’s financial condition and core business continue to deteriorate. Sellers Capital is concerned about Premier’s financial condition and believes that urgent action is necessary.
Although the Company claims that Premier “continues to be significantly impacted by weakening global economic conditions,” the release fails to indicate that the attendance trends affecting Premier’s exhibits have been negative for the past four quarters.
Gross margin, a good indicator of Premier’s performance, continues to deteriorate. In the third quarter, gross margin declined to 36.1% as compared to a gross margin of 47.3% in the second quarter and a gross margin of 68.9% in the third quarter of fiscal 2008. Notably, gross margin would have been 9.1% in the third quarter, down from 47.3% in the prior quarter, if the company had not recognized non-recurring revenue of $4 million in the third quarter. Sellers Capital feels any comparison of operating performance between the third quarter of 2009 and previous quarters must take this quarter’s non-recurring source of revenue into account.
The amendment to Premier’s agreement with Live Nation resulted in recognition of non-recurring revenue in the third quarter. Without this one-time revenue, the operating results for the quarter would have been a net loss in excess of $5 million, or more than ($0.17) per share. As a result of the Live Nation amendment, we believe Premier is obligated to spend millions of dollars in future fixed and variable expenses with no certainty that any net revenue will be recognized from these future expenditures.
The Company also indicates that the company “may require additional outside capital resources in fiscal 2010” to continue operating. Since fiscal 2010 begins in March 2009, Premier is indicating that, in as few as two months, it may lack sufficient resources to operate despite starting the quarter with over $6 million in the bank and receiving an additional $4 million in the quarter from the Live Nation contract. Sellers Capital believes that Premier’s current burn rate will cause it to run out of cash and fully use up any available borrowing capability under its credit facility within two to three months. As noted in Premier’s release, the availability under the company’s revolving credit facility decreases as its financial results decline. The worse financial results are, the less the company can borrow. Sellers Capital is concerned that Premier will soon lose access to its credit facility because it is unlikely to book another

$4 million in non-recurring revenue from a transaction similar to the Live Nation amendment in the fourth quarter.
During this period of Premier’s deteriorating financial condition, both of Premier’s CFO and CAO have tendered their resignations. Nowhere in Premier’s release is this issue or its proposed resolution addressed.
The Company also points to the business plan that it claims will “include improvements to operating results.” However, the release does not mention that Premier has been operating during the past fiscal year (and likely longer) without any business plan at all. Sellers Capital believes that Mr. Geller and the Company have been working to prepare a business plan only in response to Sellers Capital’s demands.
Sellers Capital also believes that the other initiatives cited by the Company in the release have been pursued by Premier only in response to Sellers Capital’s demands. These include Premier’s proposed actions relating to “reductions to [its] overhead cost structure, expansion of [its] sales efforts to locate new venues in major world markets, revisions to [its] relationships with key partners to improve [its] competitiveness and stricter controls over capital expenditures to preserve liquidity and improve operating cash flow.” Sellers Capital has been urging Premier to take action in these specific areas since at least July of last year. Sellers Capital believes that action in these areas should have been taken long ago, but continues to believe that more immediate action than that proposed by Premier is necessary.
Sellers Capital believes that Premier’s earnings release demonstrates the urgent need for immediate action to improve the company’s financial condition. Sellers Capital has proposed four independent and knowledgeable directors to fill the four vacancies on Premier’s Board. The proposed directors all have significant turnaround experience. The four directors being proposed by Sellers Capital are Christopher J. Davino, William M. Adams, Jack Jacobs and Bruce Steinberg.
Sellers Capital has mailed its definitive consent solicitation statement to Premier’s shareholders, and shareholders of record as of December 18, 2008 may provide their consents to Sellers Capital at any time. We urge you to assist us in electing our four independent nominees to Premier’s board by providing a consent now.
If you were a shareholder of Premier as of December 18, 2008 and have not yet received Sellers Capital’s Consent Solicitation Statement from your broker please contact them immediately to obtain it or call The Altman Group at 866-828-6934.
Sellers Capital, through The Altman Group, which has been retained to solicit consents, has established a toll-free number for investors to call if they would like more information. That number is 866-828-6934. If you own shares of Premier, we invite you to call this toll-free number so that we may assist you in providing a consent.
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Sellers Capital and its affiliates are the beneficial owners of 4,778,399 shares of common stock of Premier, representing approximately 16.3% of the company’s outstanding shares, based upon the 29,284,999 shares of common stock reported by Premier to be outstanding as of October 6, 2008 in its Quarterly Report on Form 10-Q filed with the SEC on October 10, 2008.

Sellers Capital, certain of its affiliates and its nominees to the board are the participants in the solicitation of consents. Shareholders of Premier should read the definitive consent solicitation statement of Sellers Capital because it contains important information relating to the solicitation of consents and its nominees to the Premier Board. The definitive consent solicitation statement and any other relevant documents are available free of charge from the SEC’s website located at www.sec.gov or from Sellers Capital or The Altman Group.

Shareholder Contact:	Media Contact:
Sam Weiser	Stefan Prelog
Sellers Capital, LLC	Walek & Associates
312-775-1307	212-590-0523
sweiser@sellerscapital.com	sprelog@walek.com